EXHIBIT 99.2

On May 4, 2017, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2017 First Quarter Financial Results Conference Call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session. At that time, if you have question, you will need to press star, one on your touchtone phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST Investor Relations consultant, Laura Guerrant, please go ahead.

Laura Guerrant:

Thank you, Stephanie. Thank you for joining us for inTEST's 2017 first quarter financial results conference call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; and Jim Pelrin, Executive Vice President. Mr. Matthiessen will briefly review highlights from the first quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the 2017 second quarter. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy can be obtained on inTEST's website www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by our customers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products, our ability to implement and execute the 2015 repurchase plan, and other risk factors set forth from time to time in the company's SEC filings including but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thank you, Laura. Welcome, everyone, to our 2017 first quarter conference call. I'll review some of the highlights, our markets, and what we are seeing in our customer base and then Hugh will review the financial results in detail.

Demand for our broad-based solutions was unexpectedly strong and solid Q1 financial results were across the board with Thermal Solutions and EMS products comprising 55% and 45% of net revenues, respectively. We had a significant bookings quarter with numbers not seen for nearly a decade. Net revenues and gross margin increased sequentially and we delivered our 30th consecutive quarter of profitability.

Our Thermal Solutions division was fueled by strong orders from telecom, semiconductor, and defense/aerospace customers in both North America and Asia. While solid advances in the automotive industry as well as demand for the Internet of Things, industrial products, and consumer electronics drove the EMS business. Our Thermal Solutions segment, which is our largest and most profitable division, continues to be a major contributor to our results. We have strategically diversified this segment resulting in new opportunities in industrial testing and a broadening of our end market penetration into electronics test applications in various growth markets including automotive, consumer electronics, military aerospace, energy, industrial, and telecommunications. In addition, new product offerings have opened industrial markets outside of test for both OEM and end user applications.

Thermal Solutions business increased for both North America and Asia. Customers from mil/aero, telecom, and semi markets continued with strong orders in North America while the increase in Asia business was driven by continued strength in the semi market for our thermal equipment as well as our emerging chiller business. Thermal Solutions bookings for the first quarter were $7.3 million compared with fourth quarter bookings of $6.7 million. Q1 Thermal Solutions segment revenues were $7.8 million compared with Q4 thermal segment revenues of $6.6 million. A few of the highlights from our thermal segment: a broadband satellite communications company purchased 18 thermal platforms and a chamber. A major mixed signal semiconductor company purchased six ThermoStreams and two thermal platforms. Mil/aero customers purchased a variety of ThermoStreams, cryo plates, and chambers. Telecom companies in Asia purchased 37 ThermoStream systems as telecom continues production demands for broadband optical components. And a global European electronics manufacturer purchased their first thermal platform for work on power supplies.

Now let's take a look at our EMS products division. EMS business was up as compared to Q4 impacted by large purchases from end users that is IDMs and ramp-up of new production by OEMs. The heaviest ramping originated from companies responding to automotive industry demand. The Internet of Things, industrial, and consumer electronics were also drivers of Q1 business.

Just as a reminder, we've combined the electrical and mechanical segments to create the EMS product segment. Q1 EMS product segment bookings were $7.8 million compared with $4.9 million in the fourth quarter and EMS product revenues were $6.4 million compared with Q4's $3.7 million. EMS highlights for the quarter included a larger IDM purchase of over 40 sets of tester docking, prober docking, and interfaces for analog and mixed signal test platforms. A larger tester manufacturer purchased 31 interface assemblies for their mixed signal tester. A large end user purchased manipulators and over 25 docking systems and interface hardware as part of a production ramp-up. And another large end user purchased multiple probe pin rings replacing older OEM interfaces. So in summary, we are on track to significantly exceed the first half performance of last year. The first quarter's exceptionally strong order flow was beyond our (and our customers') expectations and will result in a modest digestive period we believe. Looking forward, we continue to see significant opportunities and a strong 2017.

Key drivers for inTEST include the surging use of sophisticated electronics and automobiles, continued growth of telecommunications and Internet backbone, the drive for improved semi device packaging, and the growth of the Internet of Things market.

Our long-term objectives center on diversified growth through acquisition and we continue to look for strategic opportunities. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place and we are well positioned to capitalize on the industry's momentum. And with that, I'd like to turn the call over to Hugh, once I get my tongue straightened out here.

Hugh Regan:

Thanks, Bob. First quarter 2017 end user net revenues were $12.5 million or 88% of net revenues compared to $9.6 million or 93% of net revenues in the fourth quarter. OEM net revenues were $1.7 million or 12% of net revenues, up from $692,000 or 7% for the fourth quarter. Net revenues from markets outside of semiconductor test were $3.7 million or 26% of net revenues compared with $4.3 million or 42% of net revenues in the fourth quarter.

Our first quarter gross margin was $7.7 million or 55% as compared with $5.4 million or 53% in the fourth quarter. The improvement in the gross margin was primarily the result of a better absorption of our fixed manufacturing costs due to significantly higher revenues partially offset by an increase in our consolidated component material costs, which grew from 32.1% in the fourth quarter to 33.2% in the first quarter.

While our fixed manufacturing cost declined from 13% of net revenues in the fourth quarter to 10% of net revenues in the first quarter, they increased in absolute terms by $166,000 or 13% to $1.5 million. The increase in first quarter manufacturing costs were the result of higher levels of facility cost as well as increased selling and benefit expense due to additional staff hired during the first quarter in response to increased manufacturing activity.

While there were increases in the component material costs of both of our product segments, the increase in consolidated component material costs in the first quarter was primarily the result of an increase in the component material costs of our Thermal Solutions segment, which grew from 30.5% in the fourth quarter to 31.7% in the first quarter while our EMS product segment saw its component material cost increase from 35.0% to 35.1% sequentially. These increases were both a result of a less favorable product and customer mix in the first quarter as compared to the fourth quarter.

Selling expense was $1.7 million for the first quarter compared to $1.4 million in the fourth quarter, an increase of $301,000 or 22%. Higher levels of sales commission expense in our EMS product segment represented half of the increase in selling expense. In addition, there were increases in travel costs in our Thermal Solutions division as well as higher levels of advertising expense in our EMS product segment.

Engineering and product development expense was $935,000 for the first quarter compared to $782,000 for the fourth quarter, an increase of $153,000 or 20% sequentially. The increase was related to higher levels of salary and benefit costs and product development materials.

General and administrative expense grew from $1.6 million in the fourth quarter to $2 million in the first quarter, an increase of $353,000 or 22%. The increase was primarily the result of higher levels of salary and benefit costs and travel related to acquisition related activities. To a lesser extent, there were also increases in compliance costs, restricted stock compensation, officer bonuses, and professional services.

Other income was $41,000 in the first quarter compared to other expense of $2,000 in the fourth quarter. This change is primarily the result of foreign transaction gains of $12,000 in the first quarter compared to foreign transaction losses of $22,000 in the fourth quarter. Interest income was $24,000 for the first quarter, up from $15,000 in the fourth quarter.

We accrued an income tax expense of $1.1 million for the first quarter compared to $612,000 accrued in the fourth quarter. Our effective tax rate declined to 35% in the first quarter from 38% in the fourth quarter. The decrease in our effective tax rate was the result of several factors including changes in the mix of domestic and foreign earnings with our foreign earnings and their lower effective tax rate representing a higher portion of consolidated earnings as well as the impact of higher than expected deemed dividend income in the fourth quarter.

At March 31, 2017, our deferred tax assets were $1.1 million and our remaining net loss carry-forward was $1.2 million for domestic state (primarily California). During the first quarter, we utilized the remaining net loss carry-forward in our German operation and this operation began accruing income tax expense for the first time in many years. We expect our effective tax for the balance of 2017 to be in the range of 35% to 37%.

First quarter net income was $2.1 million or $0.20 per diluted share compared with fourth quarter net income of $1.0 million or $0.10 per diluted share. Diluted average shares outstanding were 10,295,000 at March 31 and during the first quarter, we issued 55,000 restricted shares to directors and executive officers while we repurchased 13,883 shares at a net cost of $62,000 or $4.49 per share. As of March 31, 2017, we have repurchased a cumulative total of 297,020 shares or approximately 2.8% of our outstanding common stock at a net cost of $1.2 million or $4 per share.

Amortization and depreciation expense was $150,000 for the first quarter and EBITDA was $3.3 million for the first quarter, up 88% from the $1.8 million in EBITDA reported for the fourth quarter.

Consolidated headcount at the end of March, which includes temporary staff, was 123, an increase of 4 staff from the level we had at December 31.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the first quarter were $27.5 million, down $1.1 million from December 31. We currently expect cash and cash equivalents to increase throughout 2017 before the impact of funding any proposed acquisition.

Accounts receivable almost doubled to $9.8 million at March 31, increasing $4.4 million due to strong sales into Asia where credit terms are longer than in the US and Europe.

Inventories increased $245,000 to $3.9 million at quarter-end.

Capital expenditures during the first quarter were $114,000, double the level spent in the fourth quarter.

Bob provided consolidated and segment revenue and booking data earlier in the call. The backlog at the end of December was $8.2 million, up from $7.4 million at the end of December and represented the highest level of backlog seen in almost a decade.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended June 30, 2017 will be in the range of $13 million to $14 million and that our earnings will range from $0.13 to $0.18 per diluted share. We currently expect that our Q2 2017 product mix will be slightly less favorable as compared with the first quarter and that the second quarter gross margin will range from 51% to 54%.

Operator, that concludes our formal remarks, we can now take questions.

Operator:

At this time, if you wish to ask a question you may press star, followed by the number one on your telephone keypad. There are no questions in queue. Go ahead, Laura.

Laura Guerrant-Oiye:

Hi, Hugh, we have a question from the webcast.

Hugh Regan:

Yes, I have it right here in front of me.

Laura Guerrant-Oiye:

Actually, we got more than one. So let me take this one first and then we'll take the next one that you have. This question comes from Thomas Cook with Transco Partners and he was wondering if we can explain how the second quarter revenues estimate is less than first quarter bookings and he was asking if it means that these bookings will not translate to revenues until the second or third quarter, is there likelihood they are canceled?

Hugh Regan:

I'm happy to respond to that. While we had significant bookings in Q1 that came in at $15.0 million, the backlog at the end of the quarter was only $8.2 million, which means we booked and shipped approximately half of -- we shipped approximately half of what we booked during the quarter.

So, it's not uncommon for us to have bookings trending downward or upward relative to guidance, but at this point, we do project a slight decrease in the guidance range that we provided for Q2, 13 to 14 versus 13.5 to 14.5 but where bookings will come in at this point, we clearly anticipate bookings trending down slightly from where they were in Q1, but we don't provide a booking guidance number. Laura, I think that responds to that question. Should we take the next one?

Laura Guerrant-Oiye:

Yes, go ahead. Take the next one.

Hugh Regan:

All right, and this came in from an investor who had previously spoken with us. I think you have mentioned once that some of the non-semi markets you serve are not really served markets, but are more like applications that you were selling to customers in various markets or I think it was something to that effect. Can you extrapolate or explain this further?

Jim, would you mind responding to that question?

Jim Pelrin:

Certainly, much of our non-semi business is application driven. They're highly customized solutions for particular projects that customers have undertaken. It usually results in the sale of a single unit, sometimes a couple or three units, but very, very rarely is it more than that and there are no other customers for that same unit, each are individual and unique. So we view it more as applications within markets, not really as a true market. I think I have answered that question.

Hugh Regan:

Yes, you did Jim. Thank you very much. Laura, that's it for questions that I had that were sent in advance of the call.

Laura Guerrant-Oiye:

Stephanie, do we have any other questions that I don't see.

Jim Pelrin:

I have one comment on the previous question. I think one of the points was, have we seen any push outs and the answer is no, we haven't seen any push outs and that's not affecting revenues at all.

Hugh Regan:

Thank you for that clarification, Jim. If there are no further questions, Bob, we'll turn the call back over to you.

Robert Matthiessen:

OK, thank you for your interest in inTEST. We look forward to seeing many of you at the LD Micro conference in Los Angeles on June 6 and the CEO Summit at Semicon West on July 12 in San Francisco and to updating you on our progress when we report our second quarter results in August, good evening.

[Operator closing remarks omitted]